EXHIBIT 10.11

Summary Description of
Named Executive Officer Compensation

On February 20, 2014, the Management and Compensation Committee of the Board of Directors of TETRA Technologies, Inc. (the Company) approved increases in annual base salary levels for certain of the Company’s current officers who were identified as named executive officers in the Company’s 2012 proxy statement. It is expected that such increases will be made effective on or about April 1, 2014:

Named Executive Officer	Title	Prior Base Salary	Increased Base Salary
Stuart M. Brightman	President and Chief Executive Officer	$602,000	$625,000
Elijio V. Serrano	Senior Vice President and Chief Financial Officer	$392,000	$411,600
Edwin H. Goldman	Senior Vice President	$370,000	$384,800
Peter J. Pintar	Senior Vice President Corp. Strategy and Development	$356,000	$370,240

Each of the above named executive officers has entered into an employment agreement in a form substantially identical to the form of agreement executed by all of TETRA’s employees. Each agreement evidences the at-will nature of employment and does not set forth or guarantee the term of employment, salary, or other incentives, all of which are entirely at the discretion of the Board of Directors. Each named executive officer is eligible to participate in TETRA’s incentive programs generally available to its salaried employees, including health, life, disability and other insurance and benefits, 401(k) Plan, Nonqualified Deferred Compensation Plan, and vacation, paid sick leave, and other employee benefits.